Exhibit 99.1

July 1, 2020

Dear Shareholder,
On July 1, 2020, HMS Income Fund (“HMS” or “the Fund”) filed a preliminary proxy statement with the SEC. The proxy statement includes a proposal for shareholder approval of a new advisory agreement pursuant to which the subsidiary of Main Street Capital Corporation that currently serves as the Fund’s sub-adviser (“Main Street”) would become the sole adviser of the Fund. In this letter, we hope to provide some context about what the change could mean for your investment in HMS.
WHAT IS HAPPENING?
Main Street has served as the Fund’s sub-adviser and been represented on the Board of Directors since the Fund’s launch in 2012. It has deep knowledge of the strategy, operations, and relationships within the Fund. Pursuant to its plan to undertake a liquidity event between four to six years after the end of the Fund’s capital raise, the HMS management team, Board of Directors, Main Street, strategic advisers, and legal and accounting teams have been working together to consider options for a liquidity event in the best interests of shareholders. We believe that, with Main Street as sole adviser, the Fund will be well positioned to pursue this goal.
WHY MAIN STREET?
Main Street specializes in providing long-term loans and equity capital to middle-market and lower middle-market U.S. companies, and we believe their expertise is an excellent fit with the Fund’s strategy and investment objectives. Main Street is also led by what we believe is a strong management team with over 100 collective years of experience and deep industry relationships. In addition, we believe Main Street's experience in managing one of the top performing publicly traded business development companies (“BDCs”) in the market will serve HMS investors well. These are just a few of the many reasons we chose to launch HMS with Main Street as its sub-adviser, and their transition to sole adviser represents a natural next step in the evolution of the Fund.
WHAT DOES THIS MEAN FOR YOU?
We believe the HMS shareholders will benefit from Main Street’s proven ability to source new investment opportunities and its long-term focus on delivering attractive shareholder returns. Importantly, we expect Main Street’s strong reputation and public markets expertise to provide additional benefits in executing a liquidity event. HMS shareholders would also benefit from a change in the Fund’s fee structure if the transition is approved as the annual asset management fee will be reduced from 2% to 1.75%.
We intend to make the transition from Hines to Main Street as seamless as possible for shareholders. If the HMS shareholders approve the new investment advisory agreement, we expect Main Street to step forward to lead the strategic direction and growth of HMS while Hines helps to facilitate communication of the forthcoming changes for the Fund and provides ongoing support services for HMS during the initial months following shareholder approval. We expect to gradually transition all operations to Main Street to minimize any disruption.

DISTRIBUTION UPDATE
As disclosed on July 1, 2020 in a Report on Form 8-K filed with the SEC, HMS is suspending its distribution. Like many other funds, this determination was made due to the impact of COVID-19. We are taking this action in order to preserve fund liquidity and protect against the uncertainty inherent in today’s market. Upon consideration of a return to its regular distributions, the Fund intends to move from a quarterly distribution declaration to a monthly declaration in order maintain flexibility to reinstate a distribution if and when market circumstances change. This suspension is not dependent on or related to the proposed adviser transition to Main Street, and any further adjustments to our distribution will be communicated in a timely manner.

NEXT STEPS
The HMS Board of Directors recommends that all HMS shareholders vote for the proposal to approve the new investment advisory agreement and intends to implement the adviser transition at our upcoming Annual Meeting. With Main Street as our sole adviser, we believe the Fund will be well positioned to fulfill the Board’s goal of achieving a favorable liquidity event while continuing to pursue new investment opportunities and delivering strong returns for investors. Until the new advisory agreement is approved by HMS shareholders and subsequent notice is delivered to all interested parties, you should continue to contact Hines with any questions.

We appreciate your continued confidence in Hines and Main Street and hope that you and your families stay healthy and safe.

Sincerely,

Alejandro Palomo
Chief Investment Officer
HMS Income Fund, Inc.

Additional Information and Where to Find It
This communication relates to a proposed new investment advisory agreement for HMS (the “Proposal”) and may be deemed to be solicitation material in respect of the Proposal. In connection with the Proposal, HMS has filed a preliminary proxy statement on Schedule 14A (the “Preliminary Proxy Statement”) with the Securities and Exchange Commission (“SEC”), and HMS intends to file additional relevant materials with the SEC.

STOCKHOLDERS OF HMS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PRELIMINARY PROXY STATEMENT FILED BY HMS, AND THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A (THE "DEFINITIVE PROXY STATEMENT") TO BE FILED BY HMS, IN CONNECTION WITH THE PROPOSAL, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSAL.

Investors and security holders will be able to obtain all such documents free of charge through the website maintained by the SEC at www.sec.gov and through the Company's website at https://www.hinessecurities.com/hmsincomefund.

Exhibit 99.1

Participants in Solicitation
HMS and its directors, trustees, executive officers and certain other members of management and employees of the Company's investment adviser, HMS Adviser LP, may be deemed to be participants in the solicitation of proxies from the stockholders of HMS in connection with the Proposal. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of HMS’s stockholders in connection with the Proposal is contained in the Preliminary Proxy Statement and will be contained in the Definitive Proxy Statement. This document may be obtained free of charge from the sources indicated above.

Forward-Looking Statements
Certain statements in this letter, including intentions, beliefs, expectations or projections, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, future economic, competitive and market conditions and future business decisions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the risks described in the "Risk Factors" section of HMS’s Annual Report on Form 10-K for the year ended December 31, 2019 and quarterly reports filed on Form 10-Q filed with the Securities and Exchange Commission, and (i) failure to obtain requisite stockholder approval for the Proposal and (ii) failure to consummate the transactions contemplated by the definitive agreement between HMS Adviser, LP, MSC Adviser I, LLC, Main Street (solely for the purposes set forth therein) and Hines Interests Limited Partnership (solely for the purposes set forth therein) as set forth in the Preliminary Proxy Statement. All forward-looking statements contained in this letter are made only as of the date of this letter and HMS undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.